Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82688, 333-45191, 333-37502, 333-101147, 333-123684, 333-138063, 333-138064, 333-164297, 333-168457, and 333-184189) on Form S-8 of Planar Systems, Inc. of our report dated December 7, 2012, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 28, 2012 and September 30, 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 28, 2012, which report appears in the September 28, 2012 annual report on Form 10-K of Planar Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

December 7, 2012